Exhibit (h)(2)(b) Addendum to the Transfer Agent and Service Agreement between the

Registrant and ALPS

Addendum to the Transfer Agent and Service Agreement

Dated September 12, 2005

Between

ALPS Mutual Funds Services, Inc.

and

Forward Funds

THIS ADDENDUM is made as of September 1, 2006, by and between ALPS Mutual Funds Services, Inc. (“ALPS”), and Forward Funds (“Trust”).

WHEREAS, ALPS and the Trust have entered into a Transfer Agent and Service Agreement (the “Agreement”) dated September 12, 2005;

WHEREAS, effective September 1, 2006, ALPS Mutual Funds Services, Inc. changed its name to ALPS Fund Services, Inc.

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect the change in the name of ALPS Mutual Funds Services, Inc., to ALPS Fund Services, Inc.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	ALPS Fund Services, Inc. All references to “ALPS Mutual Funds Services, Inc.” within the Agreement shall be deleted and replaced with references to “ALPS Fund Services, Inc.”

2.	Remainder of the Agreement. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.		Forward Funds

By:	/s/ Jeremy O. May	By:	/s/ J. Alan Reid
Name:	Jeremy O. May	Name:	J. Alan Reid
Title:	Managing Director	Title:	President